EXHIBIT 4.1



                              PAN WORLD CORPORATION

                             1999 STOCK OPTION PLAN

                           Adopted on November 2, 1999


















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                              PAN WORLD CORPORATION

                             1999 STOCK OPTION PLAN


1.       PURPOSES OF THE PLAN.

         The purposes of this 1999 Stock Option Plan (sometimes hereafter "Plan" or "Equity Incentive Plan") are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business, and to provide additional compensation to such personnel for the services they render after receiving an award hereunder. The Company intends that the Plan accomplish these goals by granting incentives in the form of Incentive Stock Options, Nonstatutory Stock Options, Stock Purchase Rights, or combinations thereof, all as more fully described below.

2.       DEFINITIONS.

         As used herein, the following definitions shall apply:

         (a) "ADMINISTRATOR" means the Board or any of its Committees as shall be operate and administer the Plan in accordance with
                Section 0 hereof.

         (b) "APPLICABLE LAWS" means the requirements relating to the administration of stock option plans under U.S. state corporate and tax laws, U.S. federal and state securities, labor and tax laws (including without limitation the Code), any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

         (c)    "BOARD" means the Board of Directors of the Company.

         (d) "CHANGE OF CONTROL" refers to the occurrence of any of the following after the Company's adoption of this Plan: (1) any person or entity (persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company; (2) a consolidation, merger, or sale of substantially all of the assets of the Company, with the effect that any person or entity becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; and (3) any order, judgment or decree of dissolution or split-up of the Company, and such order remains undischarged or unstayed for a period in excess of 60 days. For purposes of this provision, "more than 50% of the Voting Stock" means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board of Directors, and the aggregate of such classes for which the person or entity holds more than 50% has the power to elect more than 50% of the members of the Board of Directors. Except where required by law, no Change of Control shall occur for purposes of this Plan merely because of a modification of ownership or control described in Code Section 280G(b)(2)(A).

         (e)    "CODE" means the Internal Revenue Code of 1986, as amended.

         (f) "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 0 hereof.


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         (g)    "COMMON STOCK" means the voting Common Stock of the Company, par value $.01.

         (h)    "COMPANY" means Pan World Corporation, a Nevada corporation.

         (i) "CONSULTANT" means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

         (j) "DIRECTOR" means a member of the Board of Directors of the Company.

         (k)    "DISABILITY" means total and permanent disability as defined in
                Section 22(e)(3) of the Code.

         (l) "EMPLOYEE" means any person designated by the company as an Employee, including Officers and Directors employed by the Company or any Parent or Subsidiary of the Company, and excluding any person who may be a common law employee of the Company but is not designated by the Company as Employee. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

         (m) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (n) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

                (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The WALL STREET JOURNAL or such other source as the Administrator deems reliable;

                (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

                (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

                (iv) For purposes of calculating taxable gain, the Administrator may determine the Fair Market Value of Optioned Stock sold on the date of exercise to be the actual selling price on any established national stock exchange or national market system.

                While the Common Stock trades in the market called Over-the-Counter Pink Sheets ("OTC"), the Company intends that, to the extent determined by the Administrator, any valuation of Optioned Stock shall reflect activity on the OTC.


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         (n)    "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

         (o) "NONSTATUTORY STOCK OPTION" means an Option which does not qualify as an Incentive Stock Option.

         (p) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (q)    "OPTION" means a stock option granted pursuant to the Plan.

         (r) "OPTION AGREEMENT" means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

         (s) "OPTION EXCHANGE PROGRAM" means a program whereby outstanding Options are exchanged for Options with a lower exercise price.

         (t) "OPTIONED STOCK" means the Common Stock subject to an Option or a Stock Purchase Right.

         (u) "OPTIONEE" means the holder of an outstanding Option or Stock Purchase Right issued under the Plan.

         (v) "PARENT" means a parent corporation, whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (w)    "PLAN" means this Pan World Corporation 1999 Stock Option Plan.

         (x) "PUBLIC COMPANY" means a company whose shares are listed on an established national stock exchange or national market system, such as the National Small CapMarket, the National Market System, or the New York Stock Exchange. Where required by law, the term Public Company as used in this Plan refers to any publicly held corporation, within the meaning of Code Section 162(m), issuing any class of common equity securities required to be registered under Section 12 of the Exchange Act.

         (y) "RESTRICTED STOCK" means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 0 below.

         (z)    "SECTION 16(b)" means Section 16(b) of the Exchange Act.

         (aa)   "SECURITIES ACT" means Securities Act of 1933, as amended.

         (bb)   "SERVICE PROVIDER" means an Employee, Director or Consultant.

         (cc) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 0 below.

         (dd) "STOCK PURCHASE RIGHT" means a right to purchase Common Stock pursuant to Section 0 below.


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         (ee)   "SUBSIDIARY" means a subsidiary corporation, whether now or hereafter existing, as defined in Section 424(f) of the Code.

         (ff) "TEN-PERCENT SHAREHOLDER" is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

3.       STOCK SUBJECT TO THE PLAN.

         (a) Subject to provisions of Section 0 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 1,600,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock. If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, on exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

         (b) Subject to provisions of Section 0 of the Plan, the maximum number of shares of Stock as to which Options may be granted under the Plan to any Optionee is one-third of the maximum number of shares issuable under the Plan. For purposes of this paragraph, except as otherwise provided in Code Section 162(m) or in regulations or generally applicable administrative pronouncements thereunder, any repricing of an Option shall be treated as an original grant.

4.       ADMINISTRATION OF THE PLAN.

         (a) FUNCTIONS OF THE ADMINISTRATOR. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws. Unless and until a Committee is appointed, the Plan shall be administered by the entire Board, and references in the Plan to the "Administrator" shall be deemed references to the Board. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

         (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion to take all action necessary or appropriate to effect the purposes of the Plan, including but not limited to the following, and to delegate such powers as may be delegated under Applicable Laws:

                (i)     to determine the Fair Market Value;


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                (ii)    to select the Service Providers to whom Options and
                Stock Purchase Rights may from time to time be granted hereunder;

                (iii) to determine the number of Shares to be covered by each such award granted hereunder;

                (iv)    to approve forms of agreement for use under the Plan;

                (v) to determine the terms and conditions of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                (vi) to determine whether and under what circumstances an Option may be settled in cash under subsection 0(h) instead of Common Stock;

                (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option has declined since the date the Option was granted;

                (viii)  to initiate an Option Exchange Program;

                (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

                (x) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined by reference to the date on which the obligation to withhold accrues. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

                (xi) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

                In exercising any power or authority granted hereunder, the Administrator shall have the broadest possible discretionary authority permitted by law, including without limitation, discretionary authority to make determinations of fact and to construe ambiguities in any Plan document, Option Agreement, or other related instrument. The Company intends that no court, arbitrator or other person shall set aside, annul or modify any decision or action of the Administrator unless such decision or action is capricious and clearly contrary to the terms of the Plan.


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5.       OPTION GRANTS

         (a) Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

         (b) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000 (or such other amount as specified under ss.422 of the Code), such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section, Incentive Stock Options shall be taken into account in the order in which they were granted.

         (c) Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate such relationship at any time, with or without cause.

6.       TERM OF PLAN.

         The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 0 of the Plan. Thereafter, the Plan shall remain in effect with respect to Options and Stock Purchase Rights outstanding on the date of termination, but new Options and Stock Purchase Rights may not be granted after the date of termination.

7.       DURATION OF OPTIONS.

         The latest date on which an Option may be exercised will be the tenth anniversary (fifth anniversary, in the case of an ISO granted to a Ten-Percent Shareholder) of the day immediately preceding the date the Option was granted, or such earlier date as may be specified in the Option Agreement or by operation of other provisions herein or in the Option Agreement.

8.       OPTION EXERCISE PRICE AND VESTING.

         (a) EXERCISE PRICE. The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

                (i)     In the case of an Incentive Stock Option,

                        (A) granted to an Employee who, at the time of grant of such Option, is a Ten-Percent Shareholder, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                        (B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.


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                (ii)    In the case of a Nonstatutory Stock Option,

                        (A) granted to a Service Provider who, at the time of grant of such Option, is a Ten-Percent Shareholder, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.

                        (B) granted to any other Service Provider, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.

                (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

                (iv) In no case may the exercise price paid for Stock which is part of an original issue of authorized
                        Stock be less than the par value per share of the Stock.

         (b) VESTING AND OTHER TERMS. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Company is a Public Company at the time of grant, in no case may an Option vest at a rate of less than 20% per year over five (5) years from the date the Option is granted. An Option may not be exercised for a fraction of a Share.

         (c)    CALIFORNIA SECURITIES REGULATIONS

                This Plan shall comply with California Corporations Code
                Section 25102(o) and applicable regulations where the Company determines that it is in its best interest to avail itself of an exception to the obligation to qualify the Common Stock or any other securities issued hereunder.

9.       EXERCISE OF OPTION.

         (a) METHOD OF EXERCISE. An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 0 of the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.


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         (b)    PAYMENT OF EXERCISE PRICE. The consideration to be paid for the
         Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at or prior to the time of grant). Such consideration may consist of (1) cash, (2) bank draft or money order payable to the Company, (3) check in a form and type acceptable to the Administrator, (4) promissory note, (5) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (6) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company. If the Stock delivered upon exercise of the Option is an original issue of authorized Stock, at least so much of the exercise price as represents the par value of such Stock must be paid other than by the Optionee's promissory note or personal check.

         (c) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER.If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination, but in no event later than the expiration of the term of the Option as set forth in the Option Agreement. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (d) DISABILITY OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination, but in no event later than the expiration of the term of such Option as set forth in the Option Agreement. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If; after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (e) DEATH OF OPTIONEE. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of death, but in no event later than the expiration of the term of such Option as set forth in the Option Agreement. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's date of death. If at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. Such Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or


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         distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (f) LEAVE OF ABSENCE. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Employee shall continue to be treated as an Employee for purposes of this Plan in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. If the leave of absence exceeds ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, any Incentive Stock Option exercised more than three months following the end of such 90-day period of leave shall remain in effect but may cease to be treated as an Incentive Stock Option and instead be treated for tax purposes as a Nonstatutory Stock Option, based on Applicable Laws then in effect.

         (g) MISCONDUCT. If an Optionee is determined by the Administrator to have committed Misconduct, neither the Optionee, the Optionee's estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any shares whatsoever after termination of employment, whether or not after termination of employment the Optionee may receive payment from the Company for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. As used herein, "Misconduct" includes but is not limited to committing an act of theft, embezzlement, fraud, dishonesty, a breach of fiduciary duty to the Company, or deliberate disregard of the rules of the Company, or if an Optionee makes any unauthorized disclosure of any of the trade secrets or confidential information of the Company, engages in any conduct which constitutes unfair competition with the Company, induces any customer of the Company to break any contract with the Company, or induces any principal for whom the Company acts as agent to terminate such agency relationship. For the purpose of this paragraph, termination of employment shall be deemed to occur on the date when the Company dispatches notice or advice to the Optionee that his employment is terminated for misconduct as determined hereunder.

         (h) BUYOUT PROVISIONS.The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10.      NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS.

         Options and Stock Purchase Rights may not be sold, pledged, encumbered, alienated, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.      RESTRICTED STOCK AND REPURCHASE RIGHTS.

         (a) RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase,


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         the price to be paid, and the time within which such person must accept such offer. The terms of the offer shall comply in all respects with
         Section 260.140.42 of Title 10 of the California Code of Regulations. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

         (b) REPURCHASE RIGHT. Unless specified otherwise in the Restricted Stock Purchase Agreement, a Restricted Stock Purchase Agreement shall grant the Company a Repurchase Right exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to Repurchase Right shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The Repurchase Right shall lapse at such rate as may be specified in the Restricted Stock Purchase Agreement, but in no case at a rate of less than 20% per year over five (5) years from the date of purchase. Unless otherwise specified in the Restricted Stock Purchase Agreement, the Repurchase Right shall lapse on a Change of Control.

         (c) OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

         (d) RIGHTS AS A SHAREHOLDER. Once a Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 0 of the Plan.

         (e) ESCROW. To facilitate the consummation of the Company's Repurchase Right hereunder, at the request of the Committee, the Service Provider and the Company shall execute Joint Escrow Instructions and the Service Provider shall deliver and deposit with the Escrow Agent named in the Joint Escrow Instructions two "Assignments Separate from Certificate," together with all certificates evidencing the Shares of Common Stock that are issued to the Service Provider pursuant to the Plan, duly endorsed in blank.

         (f) REPURCHASE PROCEDURE. The Company may exercise its Repurchase Right by sending a written notice to the Service Provider and to the Escrow Agent, if any, of its taking such action and specifying the number of Shares being repurchased. The Company's Repurchase Right shall terminate if not exercised by written notice from the Company to the Service Provider within ninety (90) days of the date on which the Company learns of Service Provider's termination of services or the last date any Stock Purchase Right held by such Service Provider is exercised, whichever is later. If the Company exercises its Repurchase Right, the Service Provider, or if applicable, the Escrow Agent, shall deliver to the Company every stock certificate representing the Shares being repurchased, together with appropriate Assignments Separate from Certificates and the Company shall then promptly pay the total Repurchase Price in cash to the Service Provider, or if applicable, to the Escrow Agent, for delivery to the Service Provider.

         (g) RIGHT OF FIRST REFUSAL. Notwithstanding any other provision of this Plan, if the Common Stock is listed on any United States securities exchange or traded on any formal over-the-counter market in general use in the United States at the time the Optionee would otherwise be required to transfer his or her Shares, the Company shall not have the Right of First Refusal described herein, and the Optionee shall have no obligation to comply with this
         Section 0(g). The Right of First Refusal shall not apply to any gratuitous transfers by Service Provider to any ancestors, descendants, spouse or immediate family members, provided that such transferees shall be bound by the obligations set forth in this Section 11(g).

         With respect to any transfer of Shares by any Service Provider, the Company shall have the right of first refusal (the "Right of First Refusal") to purchase any Shares proposed to be transferred in the manner set forth herein. Before any Service Provider effects any transfer of any Shares, such person shall give to the Company a written notice ("Transfer Notice") of intent to transfer the Shares stating (a) the bona fide intention to transfer such Shares; (b) the number of Shares proposed to be transferred (the "Offered Stock"); (c) the name, address and relationship, if any, to the Service Provider of proposed transferee; and (d) the bona fide cash price or, in reasonable detail, other consideration, per share for which Service Provider proposes to transfer Offered Stock ("Offered Price"). Upon request, Service Provider will promptly furnish such information to the Company as may be reasonably requested to establish that the offer and proposed transferee are bona fide. Within twenty (20) days of such notice, the Company shall have the opportunity to purchase all of the Offered Stock. If the Company exercises its Right of First Refusal, the portion of the Offered Stock to be purchased by the Company shall be delivered to the Company, and the remaining portion, if any, may be transferred to the proposed transferee as stated in the Transfer Notice. The purchase price for the Offered Stock to be purchased by the Company pursuant to exercise of its Right of First Refusal shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors in good faith, which determination will be binding upon Service Provider and the Company absent fraud or error. If the Company has not elected to purchase all or part of the Offered Stock, Service Provider may transfer that portion of the Offered Stock permitted to be sold to any person named in the Transfer Notice, at the Offered Price, provided that such transfer (i) is consummated within sixty (60) days after the Transfer Notice. If the Offered Stock is not so transferred during such sixty (60) day period, then the Service Provider may not transfer any of such Offered Stock without complying again in full with the provisions of this Section 11(g).

         (h) BINDING EFFECT. The Company's Right of Repurchase and Right of First Refusal shall inure to the benefit of its successors and assigns and shall be binding upon any representative, executor, administrator, heir or legatee of the Optionee. Any transfer in contravention of provisions hereof shall be null and void and shall not confer any benefit as shareholder of the Company to such transferee.

12.      CHANGES IN CAPITALIZATION, DISSOLUTION OR LIQUIDATION, MERGER OR ASSET
         SALE.

         (a) CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

         (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

13.      AMENDMENT AND TERMINATION OF THE PLAN.

         (a) AMENDMENT AND TERMINATION. Except with respect to material amendments or alterations hereof, which shall require shareholder approval to such amendments or alterations under Applicable Laws, the Board may at any time amend or alter the Plan. Notwithstanding the foregoing, Board of Directors may at any time suspend or terminate the Plan.

         (b) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options or Rights granted under the Plan prior to the date of such termination. Termination of the Plan shall not prevent the Plan from being amended, after the date of termination, with respect to any Options or Stock Purchase Rights which remain outstanding.

14.      CONDITIONS UPON ISSUANCE OF SHARES.

         (a) COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (b) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.      INABILITY TO OBTAIN AUTHORITY.

         The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.      RESERVATION OF SHARES.

         The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of outstanding Options and Stock Purchase Rights

17.      SHAREHOLDER APPROVAL.

         The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws.

18.      INFORMATION TO OPTIONEES AND PURCHASERS.

         The Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. So long as the Company is not a Public Company, the Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

19.      MISCELLANEOUS.

         (a)    Best Payments

                (1) If the gross amount of any payment, benefit or acceleration of vesting or accrual under this Plan, either separately or in combination with any other payment or benefit payable by the Company or any of its affiliates or pursuant to a plan of the Company or an affiliate, would constitute a parachute payment within the meaning of the Code Section 280G, then the total payments and benefits accrued and payable under this Plan shall not exceed the amount necessary to maximize the amount receivable by the Employee after payment of all employment, income and excise taxes imposed on the Employee with respect to such payments or benefits.

                (2) The Employee may elect by written notice which items of compensation, if any, shall be reduced so as to meet the requirements of Section 19(a)(1) above. If there is a dispute between the Company and the Employee regarding (i) the extent, if any, to which any payments or benefits to the Employee are parachute payments or excess parachute payments, under Code Section 280G, or (ii) the base amount of such Employee's Compensation under Code Section 280G, or (iii) the status of such Employee as a disqualified individual, under Code
         Section 280G, such dispute shall be resolved in the same manner as a claim for benefits under this Plan.

                (3) Within 60 days of a Change in Control or, if later, within 30 days of the Employee's receiving notice of termination of employment from the Company or the Company's receiving notice of termination of employment from the Employee, either the Employee or the Company may request (i) a determination of the amount of any parachute payment, excess parachute payment, or base amount of compensation, or
         (ii) a determination of the reduction necessary to maximize the net receipts of the Employee as described in Section 19(a)(1) above. Any fees, costs or expenses incurred by the Employee in connection with such determinations shall be paid equally by the Employee and the Company.

         (b)    INSIDER RESTRICTION.

         Regarding any year in which Employee is an insider subject to any provisions of Section 16 of the Exchange Act, Employee shall cooperate fully with Company and its agents in avoiding (i) any deficiencies in reporting or disclosure of ownership or changes in ownership required to be reported under Section 16(a) of the Exchange Act and (ii) any short-swing trading liability under Section 16(b) of the Exchange Act. Company shall have no obligation to hold Employee harmless from any losses or liabilities attributable to Employee's failure to comply with or Employee's failure to cooperate with Company in complying with
         Section 16(a) and (b) of the Exchange Act or other relevant laws, including but not limited to Applicable Laws, with respect to the operation of this Plan or the issuance, management or disposition of securities issued under this Plan.

         (c)    COMPENSATION RESTRICTIONS

         Regarding any year in which Employee is the chief executive officer of the Company or is an individual acting in such a capacity or any year in which the total compensation of Employee for such year is required to be reported to shareholders under the Exchange Act by reason of Employee's being among the four (4) highest paid officers for such year (other than the chief executive officer), Employee shall cooperate fully with Company and its agents in avoiding (i) any deficiencies in reporting or disclosure of compensation required to be reported under the Exchange Act and (ii) any disallowance of deductions or other tax benefits under Section 162(m) of the Code. Company shall have no obligation to hold Employee harmless from any losses or liabilities attributable to Employee's failure to comply with any securities, tax or other relevant laws, including but not limited to Applicable Laws, with respect to the operation of this Plan or the issuance, management or disposition of securities issued under this Plan.

         (d)    ASSUMPTION OF TRIBEWORKS, INC. OPTIONS

         Effective upon the merger of Tribeworks Acquisition Corp., a Delaware Corporation and a wholly owned subsidiary of the Company, into Tribeworks, Inc., the Company shall assume unexercised Tribeworks, Inc. options that have not yet lapsed under the Tribeworks, Inc. 1999 Equity Incentive Plan. The Company shall issue one share of its Common Stock upon the exercise of each Tribeworks, Inc. option in accordance with the provisions of this Plan. Neither the merger of Tribeworks Acquisition Corp. into Tribeworks, Inc., nor any related change in the capital structure of Tribeworks, Inc. or the Company shall require any adjustment to the number or price of shares of stock subject to Options or Stock Purchase Rights under Section 12 of the Tribeworks, Inc. 1999 Equity Incentive Plan or under Section 12 of this Plan.